SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   December 2, 2003

aaiPharma Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21185	04-2687849

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2320 Scientific Park Drive
Wilmington, North Carolina 28405
(Address of Principal Executive Offices)
(Zip Code)

(910) 254-7000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or address, if changed from last report)

Item 2.   Acquisition or Disposition of Assets.

     On December 2, 2003, aaiPharma Inc. (the “Company”) completed the previously announced acquisition from Elan Pharmaceuticals, Inc. and Elan Pharma International Limited (collectively, “Elan”) of the U.S. and U.S. territorial rights and related intangibles associated with the Roxicodone®, Oramorph® SR, Roxanol™ and Duraclon® branded products and certain existing finished goods inventory for a purchase price of $102.5 million, subject to a post-closing adjustment based on the level of inventory on hand at closing. A total of $102.5 million was paid at closing, which funds were obtained pursuant to a term loan extended by the Company’s senior bank lenders.

     In addition, the Company has agreed to assume certain annual royalty obligations of Elan based on net sales of the purchased products during the period from October 1, 2003 through September 28, 2005. During this period, the Company will pay Roxanne Laboratories, Inc. an annual royalty based on sales of the products during the twelve month period commencing October 1, to the extent that the total net sales of all products on a combined basis exceeds $80 million in the applicable twelve month period.

     The Asset Purchase Agreement relating to this acquisition has been filed as Exhibit 2.1 to this Form 8-K, and the related Assignment and Assumption Agreement and First Amendment to Manufacturing Agreement are filed as Exhibits 2.2 and 2.3 respectively to this Form 8-K. Financial information about this acquisition will be filed subsequently by amendment to this Form 8-K.

     In connection with the Company’s acquisition of the above products, on December 1, 2003, the Company amended its senior credit facilities with bank lenders to refinance its existing senior indebtedness and increase the amount of its senior credit facilities to $250.0 million. The Company’s $250.0 million senior secured credit facilities consist of a $90.0 million revolving credit facility with a maturity date of March 28, 2007 and a $160.0 million six-year term loan facility. A portion of the term loan was used to finance the acquisition of products from Elan. The term loan amortizes over the full six-year term with amortization of $8.0 million, $16.0 million, $24.0 million and $32.0 million in years one through four, respectively, and $40.0 in each of years five and six. The availability of borrowings under the revolving credit facility is not limited by a borrowing base. The amended senior credit facilities provide for variable interest rates based on LIBOR or an alternate base rate, at the option of the Company. These amended facilities are guaranteed by all of the Company’s domestic subsidiaries and secured by a security interest on substantially all of the Company’s domestic assets, all of the stock of its domestic subsidiaries and 65% of the stock of its material foreign subsidiaries. The amended senior credit facilities require the payment of certain commitment fees based on the unused portion of the revolving credit facility. Under the terms of the credit agreement, as amended, the Company is required to comply with various covenants including, but not limited to, those pertaining to maintenance of certain financial ratios and incurrence of additional indebtedness. These amended senior credit facilities may be prepaid at the Company’s option at any time without a premium. The First Amendment to Credit Agreement is filed as Exhibit 10.1 to this Form 8-K and the related First Amendment to Security Agreement is filed as Exhibit 10.2 to this Form 8-K.

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Item 7.   Financial Statements and Exhibits.

(a)	Financial Statements

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits

Exhibit 2.1	Asset Purchase Agreement dated as of October 22, 2003 by and among aaiPharma Inc., Elan Pharma International Limited and Elan Pharmaceuticals, Inc.

Exhibit 2.2	Roxanne Assignment and Assumption Agreement dated as of October 22, 2003 by and among aaiPharma Inc., Elan Pharma International Limited, Elan Pharmaceuticals, Inc., Elan Corporation, plc, Roxane Laboratories, Inc. and Boehringer Ingelheim Corporation.

Exhibit 2.3	First Amendment to Manufacturing Agreement dated as of December 2, 2003 by and between Elan Pharma International Limited and Roxane Laboratories, Inc.

Exhibit 10.1	First Amendment to Credit Agreement dated as of December 1, 2003 between aaiPharma Inc., certain subsidiaries of aaiPharma Inc., the lenders party thereto, and Bank of America, N.A., as administrative agent.

Exhibit 10.2	First Amendment to Security Agreement dated as of December 1, 2003 between aaiPharma Inc., certain subsidiaries of aaiPharma Inc., and Bank of America, N.A., as administrative agent for the lenders.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2003

aaiPharma Inc.

	By:	/s/ William L. Ginna, Jr.

William L. Ginna, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

Exhibit 2.1	Asset Purchase Agreement dated as of October 22, 2003 by and among aaiPharma Inc., Elan Pharma International Limited and Elan Pharmaceuticals, Inc.

Exhibit 2.2	Roxanne Assignment and Assumption Agreement dated as of October 22, 2003 by and among aaiPharma Inc., Elan Pharma International Limited, Elan Pharmaceuticals, Inc., Elan Corporation, plc, Roxane Laboratories, Inc. and Boehringer Ingelheim Corporation.

Exhibit 2.3	First Amendment to Manufacturing Agreement dated as of December 2, 2003 by and between Elan Pharma International Limited and Roxane Laboratories, Inc.

Exhibit 10.1	First Amendment to Credit Agreement dated as of December 1, 2003 between aaiPharma Inc., certain subsidiaries of aaiPharma Inc., the lenders party thereto, and Bank of America, N.A., as administrative agent for the lenders.

Exhibit 10.2	First Amendment to Security Agreement dated as of December 1, 2003 between aaiPharma Inc., certain subsidiaries of aaiPharma Inc., and Bank of America, N.A., as administrative agent for the lenders.